Exhibit 99.1

news release

Enbridge Energy Partners reports strong earnings for first quarter 2010 and declares higher cash distribution

HOUSTON, April 28, 2010 -- Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $1.0025 per unit payable May 14, 2010 to unitholders of record on May 7, 2010 (the ex-dividend date will be May 5, 2010). The Partnership’s key financial results for the first quarter of 2010, compared to the same period in 2009, were as follows:

	Three months ended March 31,
(unaudited, dollars in millions except per unit amounts)	2010	2009
Net income*	$115.4	$68.6
Net income per unit	0.84	0.47
Adjusted EBITDA*	231.4	188.2
Adjusted net income	102.5	70.8
Adjusted net income per unit	0.73	0.49
*	excluding earnings attributable to noncontrolling interest

Adjusted net income reported above eliminates the impact of non-cash, mark-to-market net gains and losses, which arise from changes in the fair value of certain of the Partnership’s derivative instruments that do not qualify for hedge accounting treatment under applicable accounting standards. Also, removed from adjusted earnings is the impact of expired joint tariff operating income recognized during the first quarter that affected the Partnership’s liquids operations (see Non-GAAP Reconciliations section below).

Terrance L. McGill, president of the Partnership’s management company and of its general partner, commented: “We are very pleased with a strong first quarter evidenced by a 45% increase in adjusted net income compared to the same quarter last year. Regarding our main projects, the Alberta Clipper project was ready for service on April 1, 2010 slightly ahead of schedule and our North Dakota system is running at capacity, after the Phase VI expansion was placed in service on January 1, 2010.”

McGill added “Given our confidence in the stability of future cash flows, we are pleased to announce an increase in the level of distributions to $1.0025 per unit for the quarter. We continue to work on several business development initiatives in order to continue to deliver strong results and grow our business in a sustainable way in the long term.”

For the first quarter of 2010, the Partnership reported progress on its major internal growth initiatives, as follows:

Alberta Clipper: The United States segment of the Alberta Clipper Project was mechanically complete in March 2010 and was ready for service on April 1, 2010. The process of line-fill for the United States segment has begun and it is expected to be complete in the second half of 2010. The cost of the United States segment is estimated at $1.2 billion (1/3 funded by EEP and 2/3 funded by Enbridge Inc.), with expenditures to date totaling $1.1 billion. The tariff for the United States segment, and its effective date, was filed on the basis of the Alberta Clipper U.S. Term Sheet on April 1, 2010. Filings in early 2010 by certain shippers requesting the FERC to delay the tariff were dismissed by the FERC in March 2010. The commercial structure for this expansion is a cost-of-service based surcharge that will be added to the existing transportation rates. We anticipate that the Partnership’s share of the first full year of EBITDA resulting from the completion of this project will approximate $55 million.

North Dakota: Phase VI expansion of the Partnership’s North Dakota system was placed in service on January 1, 2010. This $140 million expansion consisted of upgrades to existing pump stations, additional tankage, as well as extensive use of drag reducing agents, or DRA that are injected into the pipeline and increased system capacity to 161,000 Bpd from the 110,000 Bpd that was previously available. The commercial structure for this expansion is a cost-of-service based surcharge that is added to the existing transportation rates.

COMPARATIVE EARNINGS STATEMENT

	Three months ended March 31,
(unaudited, dollars in millions except per unit amounts)	2010	2009
Operating revenue	$1,931.2	$1,441.2
Operating expenses:
Cost of natural gas	1,524.2	1,092.9
Operating and administrative	136.0	132.5
Power	32.3	33.4
Depreciation and amortization	67.9	60.4
Operating income	170.8	122.0
Interest expense	59.3	51.3
Other income (expense)	16.8	(0.5)
Income from continuing operations before income tax expense	128.3	70.2
Income tax expense	2.2	2.0
Income from continuing operations	126.1	68.2
Income from discontinued operations	-	0.4
Net income	126.1	68.6
Less: Net income attributable to noncontrolling interest	10.7	-
Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$115.4	$68.6
Less: Allocations to General Partner	16.2	13.6
Net income allocable to Limited Partners	$99.2	$55.0
Weighted average Limited Partner units (millions)	117.9	115.0
Net income per Limited Partner unit (dollars)	$0.84	$0.47

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the first quarter of 2010 with the first quarter of 2009. The comparison refers to adjusted operating income, which excludes the effect of noncash and nonrecurring items (see Non-GAAP Reconciliations section below).

Adjusted Operating Income	Three months ended March 31,
(unaudited, dollars in millions)	2010	2009
Liquids	$125.1	$88.4
Natural Gas	26.4	26.3
Marketing	5.9	11.3
Corporate	-	(0.9)
Adjusted operating income	$157.4	$125.1

Liquids – First quarter adjusted operating income for the Liquids segment increased to $125.1 million. Adjusted operating revenue increased by $57.0 million, primarily driven by transportation rate increases related to the following:

•	Effective April 1, 2009, we increased our transportation rates in connection with the completion of Stage 2 of our Southern Access Expansion;
•	Annual index rate increases on all three of our major systems that became effective on July 1, 2009; and
•	Effective January 1, 2010, we increased our transportation rates in connection with the completion of our phase VI North Dakota expansion.

Volumes increased for the first quarter of 2010 as compared to the same period in 2009, as shown in the table below, primarily due to the additional volumes transported on our North Dakota system associated with the recent completion of our phase VI expansion project.

Liquids Systems Deliveries	Three months ended March 31,
(thousand barrels per day)	2010	2009
Lakehead	1,624	1,619
Mid-Continent	206	239
North Dakota	167	114
Total	1,997	1,972

The increases in operating revenue were partially offset by $20.3 million of additional operating costs that are primarily due to our expanded system, but also include the costs for business development initiatives to further expand our North Dakota system and containment, cleanup and repair costs incurred in connection with the January 2010 crude oil release on Line 2b of our Lakehead system. The new assets placed in service over the past year also resulted in $7.7 million of additional depreciation expense, although the expanded capacity of the system allows for the more efficient transport of greater volumes of crude oil resulting in a $1.1 million reduction in power costs.

Natural Gas – Quarterly adjusted operating income for the Natural Gas segment was $26.4 million for the three month period ended March 31, 2010, an increase of $0.1 million from the $26.3 million of adjusted operating income for the same period in 2009. The impact of lower natural gas volumes in the first quarter of 2010 as compared to 2009 was offset by a $5.8 million reduction in operating costs. The reduction in operating costs was attributable to a decrease in the workforce related costs associated with the Natural Gas segment.

Natural Gas Throughput	Three months ended March 31,
(MMBtu per day)	2010	2009
East Texas	1,195,000	1,631,000
Anadarko	547,000	597,000
North Texas	347,000	408,000
Total	2,089,000	2,636,000

Marketing – The Marketing segment reported adjusted operating income of $5.9 million for the three month period ended March 31, 2010, a decrease of $5.4 million from the $11.3 million of adjusted operating income for the same period of 2009. The decline is attributable to a narrowing basis in natural gas prices between receipt and delivery locations where natural gas is purchased and sold by the Marketing segment.

Partnership Financing – Interest expense in the first quarter of 2010 increased by $8.0 million, to $59.3 million, primarily due to a $8.1 million reduction in capitalized interest coupled with an increase in our overall weighted average debt outstanding. Interest capitalized on construction work in progress totaled $4.8 million for the first quarter of 2010, which was $8.1 million lower due to the completion of the second stage of our Southern Access project in April 2009 and the completion of the North Dakota phase VI expansion in January 2010.

During the quarter, pursuant to the joint funding arrangement with affiliates of Enbridge, approximately $77.3 million of equity capital in the form of a noncontrolling interest was obtained for construction of the Alberta Clipper pipeline project, coupled with $63.2 million of additional affiliate debt borrowings.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $1.0025 per share payable May 14, 2010 to shareholders of record on May 7, 2010. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on May 5, 2010.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 12 p.m. Eastern Time on Thursday April 29, 2010. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements will also be available at the link below.

EEP Earnings Release: www.enbridgepartners.com/Q

Alternate Webcast Link: www.investorcalendar.com/IC/CEPage.asp?ID=156988

The audio portion of the presentation will be accessible by telephone at (877) 407-0782 and can be replayed until July 15, 2010 by calling (877) 660-6853 and entering Conference Account: 286, ID: 348527. An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains that affect earnings but do not impact cash flow. These noncash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles accepted in the United States.

Adjusted Earnings	Three months ended March 31,
(unaudited, dollars in millions except per unit amounts)	2010	2009
Net income	$126.1	$68.6
Expired joint tariff operating income	(4.8)	(13.8)
Noncash derivative fair value (gains) losses
-Liquids	1.2	-
-Natural Gas	(10.2)	10.0
-Marketing	0.4	6.9
-Corporate (1)	0.5	(0.9)
Net income attributable to noncontrolling interest	(10.7)	-
Adjusted net income (2)	102.5	70.8
Less: Allocations to General Partner	16.0	13.6
Adjusted net income allocable to Limited Partners	86.5	57.2
Weighted average units (millions)	117.9	115.0
Adjusted net income per Limited Partner unit (dollars)	$0.73	$0.49

(1)	Noncash derivative fair value gains (losses) for the three month period ended March 31, 2009 consisted of realized non-cash derivative gains of $0.9 million from the settlement of interest rate swaps.
(2)	Adjusted net income includes $0.2 million for the three month period ended March 31, 2009 associated with the non-core natural gas pipeline assets sold in November 2009.

Liquids	Three months ended March 31,
(unaudited, dollars in millions)	2010	2009
Operating income	$128.7	$102.2
Expired joint tariff operating income	(4.8)	(13.8)
Noncash derivative fair value losses	1.2	-
Adjusted operating income	$125.1	$88.4

Natural Gas	Three months ended March 31,
(unaudited, dollars in millions)	2010	2009
Operating income	$36.6	$16.3
Noncash derivative fair value losses (gains)	(10.2)	10.0
Adjusted operating income	$26.4	$26.3

Marketing	Three months ended March 31,
(unaudited, dollars in millions)	2010	2009
Operating income	$5.5	$4.4
Noncash derivative fair value losses	0.4	6.9
Adjusted operating income	$5.9	$11.3

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unit holders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

Adjusted EBITDA	Three months ended March 31,
(unaudited, dollars in millions)	2010	2009
Net cash provided by operating activities	$208.6	$275.2
Expired joint tariff operating income	(4.8)	(13.8)
Changes in operating assets and liabilities, net of cash acquired	(43.1)	(121.2)
Interest expense**	58.8	51.3
Income tax expense	2.2	2.0
Settlement of interest rate swaps/treasury locks	13.2	0.7
Net income attributable to noncontrolling interest	(10.7)	-
Other	7.2	(6.0)
Adjusted EBITDA*	$231.4	$188.2

*	Adjusted EBITDA includes $4.0 million for the three month period ended March 31, 2009 associated with the non-core natural gas pipeline assets sold in November 2009.
**	Interest expense excludes unrealized mark-to-market net losses of $0.5 million associated with interest rate derivatives that do not qualify for hedge accounting.

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.” Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance its capital expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 11 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 3 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 27 percent interest in the Partnership.

Investor Relations Contact: Douglas Montgomery Toll-free: (866) EEP INFO or (866) 337-4636 E-mail: eep@enbridge.com	Media Contact: Larry Springer Telephone: (713) 821-2253 E-mail: usmedia@enbridge.com

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